Exhibit 5.1

Consent of Independent Accountants

We make reference to the Registration Statement on Forms F-3 and F-9 to be filed with the United States Securities and Exchange Commission on May 30, 2008. We hereby consent to the incorporation by reference therein of our report dated February 20, 2008 on the consolidated balance sheets of Barrick Gold Corporation as at December 31, 2007 and 2006 and the consolidated statements of income, cash flows, shareholders’ equity and comprehensive income for each of the years in the three year period ended December 31, 2007 prepared in accordance with US generally accepted accounting principles which appear in Barrick Gold Corporation’s 2007 Annual Report. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

We also hereby consent to the inclusion of our report to the directors dated February 20, 2008 except for Note 29 which is as of May 30, 2008 on the consolidated balance sheets of Barrick Gold Corporation as at December 31, 2007 and 2006 and the consolidated statements of income, cash flows, shareholders’ equity and comprehensive income for each of the years in the three year period ended December 31, 2007 prepared in accordance with US generally accepted accounting principles

/s/ PricewaterhouseCoopers LLP

Chartered Accountants

Toronto, Ontario

May 30, 2008